FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated October 26, 2016, amends that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 5, 2016 by and between State Bank Financial Corporation, a Georgia corporation (“Buyer”) and NBG Bancorp, Inc., a Georgia corporation (“Seller”).
RECITALS
WHEREAS, Section 10.4 of the Merger Agreement provides that the Merger Agreement may be amended by a subsequent writing signed by each of the Parties; and
WHEREAS, Buyer and Seller desire to amend a certain provision of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
1.Amendment to Section 9.1(d) of the Merger Agreement. Section 9.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“(d)     By Buyer or Seller in the event that the Merger shall not have been consummated by March 31, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or”.
2.    No Other Changes. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect and is hereby ratified and affirmed by the Parties. All references in the Merger Agreement to the “Agreement” shall be deemed for all purposes to refer to the Merger Agreement, as amended by this Amendment.
3.    Counterparts. This Amendment may be executed in several counterparts (including by facsimile or other electronic means), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
4.    Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without regard to any conflict of law or choice of law principles that might otherwise apply).
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
STATE BANK FINANCIAL CORPORATION

By:	/s/ J. Thomas Wiley, Jr. Name: J. Thomas Wiley, Jr. Title: President
NBG BANCORP, INC.

By:	/s/ C. William Hopper, III Name: C. William Hopper, III Title: President and Chief Executive Officer

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